Exhibit 10.4

P. H. GLATFELTER COMPANY

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

1. PURPOSE. This Amended and Restated Long-Term Incentive Plan (the “Plan”) has been established by P. H. Glatfelter Company (the “Company”) to reward Eligible Individuals by means of appropriate incentives for achieving long-range Company goals; provide incentive compensation opportunities that are competitive with those of other similar companies; further match Eligible Individuals’ financial interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock, and thereby enhance the long-term financial interest of the Company and its Affiliates, including through the growth in the value of the Company’s equity and enhancement of long-term shareholder return; and facilitate recruitment and retention of outstanding personnel eligible to participate in the Plan.

This Plan was originally effective as of April 27, 2005, was amended effective as of January 1, 2008 to reflect the provisions of Section 409A of the Code, and was further amended and restated as approved by the Board of Directors on March 4, 2009 and March 5, 2013. The Plan was amended and restated effective as of May 9, 2013, which is the date that shareholders approved the restated Plan (the “2013 Plan Effective Date”). The 2013 Plan restatement applies to Awards made on or after the 2013 Plan Effective Date. The Plan was further amended and restated as approved by the Board of Directors on February 26, 2015 to modify the definition of Change of Control, which modified definition applies to Awards made on or after February 26, 2015.

2. DEFINITIONS. The capitalized terms used in this Plan have the meanings set forth below. Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

“Affiliate” means: (i) any Subsidiary of the Company; (ii) any entity or Person or group of Persons that, directly or through one or more intermediaries, is controlled by the Company; and (iii) any entity or Person or group of Persons in which the Company has a significant equity interest, as determined by the Committee.

“Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

“Award” means any Option, SAR, award of Restricted Stock or Restricted Stock Units, Stock Award, Other Stock-Based Award, or Performance Award granted under the Plan.

“Board” or “Board of Directors” means the Board of Directors of the Company, as it may be constituted from time to time.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute.

“Change in Control” means:

(i) The acquisition, directly or indirectly, other than from the Company, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding, for this purpose, the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and, with respect to Awards made before February 26, 2015, any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P.H. Glatfelter) (a “Third Party”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease in any 12 month period for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Plan, an Incumbent Director, but excluding for this purpose, any such person whose initial election as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Third Party other than the Board; or

(iii) Consummation of (a) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the surviving entity) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (b) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party.

The Committee may provide for another definition of Change of Control in an Award Agreement if necessary or appropriate to comply with section 409A of the Code or as the Committee otherwise deems appropriate.

“Committee” means the Compensation Committee of the Board, or any successor committee thereto, or the Board or such other committee of the Board as is appointed or designated by the Board to administer the Plan, as described in Section 3.

“Covered Person” means an Eligible Individual who is determined by the Committee to be a “covered employee” as defined in Section 162(m) of the Code for the tax year of the Company with regard to which a deduction in respect of such person’s Award would be allowed.

“Disability” means (i) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (ii) if no such policy or plan exists, the Participant will be considered to be totally disabled as determined by the Committee; provided in each case that the Participant is disabled within the meaning of Code Section 409A(a)(2)(C).

“Eligible Individual” means any full-time or part-time employee, officer, non-employee director or consultant of the Company or an Affiliate. Eligible Individual will also include any individual or individuals to whom an offer of employment or service has been extended. In no event shall any person whom the Company determines, in its sole discretion, is not a common law employee be considered an “employee” for purposes of the Plan, whether or not any such person is later determined to have been a common law employee of the Company and without regard to classification by the Internal Revenue Service of such person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date and unless otherwise determined by the Committee, the value of the Shares determined as follows:

(i) If the Shares are listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Shares as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable; and

(ii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

“Incentive Stock Option” means an option granted under Section 6 that meets the requirements of Section 422 of the Code, or any successor provision thereto.

“Non-Qualified Stock Option” means an option granted under Section 6 that is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” means any right granted under Section 8.

“Participant” means any Eligible Individual to whom an Award has been made.

“Performance Award” means an Award to a Participant under Section 9, which Award may be denominated in cash or Shares.

“Person” means any individual, corporation, joint venture, association, partnership, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means this Amended and Restated Long-Term Incentive Plan, as set forth herein and as amended from time to time.

“Reporting Person” means any Eligible Individual subject to Section 16 of the Securities Exchange Act of 1934, as amended.

“Restricted Stock” means a grant of Shares pursuant to Section 7.

“Restricted Stock Unit” or “RSU” means a contractual right underlying an Award granted under Section 7 that is denominated in Shares, which unit represents a right to receive a Share (or the value of a Share) upon the terms and conditions set forth in the Plan and the applicable Agreement.

“SAR” means a stock appreciation right, which is the right to receive a payment in cash or Shares equal to the amount of appreciation, if any, in the Fair Market Value of a Share from the date of grant of the right to the date of its payment, and which may be awarded to Eligible Individuals under Section 6.

“Separation from Service” means (i) with respect to an Eligible Individual who is an employee of the Company or an Affiliate, the termination of his employment with the Company and all Affiliates that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(1), (ii) with respect to an Eligible Individual who is a consultant of the Company or an Affiliate, the expiration of his contract or contracts under which services are performed that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(2), or (iii) with respect to an Eligible Individual who is a non-employee Director of the Company or an Affiliate, the date on which such non-employee Director ceases to be a member of the Board (or other applicable board of directors) for any reason.

“Share” means a share of Stock.

“Stock” means the common stock, par value $.01 per share (as such par value may be adjusted from time to time), of the Company.

“Stock Award” means an award of Shares pursuant to Section 8.

“Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee. In the case of Incentive Stock Options, Subsidiary means any entity that qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.

“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a Person acquired by the Company or with which the Company combines.

“Successor” with respect to a Participant means the legal representative of an incompetent Participant and, if the Participant is deceased, the legal representative of the estate of the Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or of forms submitted by the Participant to the Committee, acquire the right to receive cash and/or Shares issuable in satisfaction of an Award after the Participant’s death.

3. ADMINISTRATION. The authority to control and manage the operation and administration of the Plan is vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan are subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board.

(a) The Committee shall be comprised, unless otherwise determined by the Board, solely of not less than two members who shall be (i) “non-employee directors” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Exchange Act, (ii) “outside directors” within the meaning of the regulations under Section 162(m) of the Code, and (iii) “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Stock is at the time primarily traded. Awards to non-employee directors shall be administered and interpreted by the Committee consistent with a Board-approved compensation program.

(b) The Committee has the exclusive power to make Awards, to determine when and to which Eligible Individuals Awards will be granted, the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards and, subject to the terms of the Plan and applicable law, to cancel, suspend or amend existing Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the Eligible Individual, the Eligible Individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such actions, establish such procedures, and impose such restrictions as necessary to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an Award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(d) The Committee has the power to approve forms of Agreement for use under the Plan.

(e) The Committee has the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(f) The Committee may, subject to Section 13(b), determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares or other Awards or other property, or canceled, forfeited or suspended.

(g) The Committee has the authority to interpret the Plan and any Award or Agreement made under the Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Plan, to determine the terms and provisions of any Agreements entered into hereunder (not inconsistent with the Plan), to amend the terms and provisions of any such Agreement (not inconsistent with the Plan) and to make all other determinations necessary or advisable for the administration of the Plan.

(h) The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems desirable. The determinations of the Committee in the administration of the Plan, as described herein will be final, binding and conclusive on all interested parties.

(i) All decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under an Award, and Participants shall be considered to have agreed to such terms by their acceptance of Awards.

(j) The Committee will maintain and keep adequate records concerning the Plan and concerning its proceedings and act in such form and detail as the Committee may decide.

(k) Except to the extent prohibited by applicable law or regulation, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided, however, the Committee shall not delegate any such authority with respect to any Awards made to a Reporting Person. The Committee may revoke any such allocation or delegation at any time.

(l) The Company and any Affiliate will, to the fullest extent permitted by law, furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and any Affiliate as to an Eligible Individual’s employment, or other provision of services, termination of employment, or cessation of the provision of services, leave of absence, reemployment and compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefit under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

(m) To the fullest extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

(n) Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed.)

4. SHARES AVAILABLE FOR AWARDS; AWARD LIMITS.

(a) Subject to adjustment as provided in Section 4(e), the maximum total number of Shares that may be delivered under the Plan after the 2013 Plan Effective Date, is 5,568,545 Shares (which is an increase of 1,030,000 shares under 2013 Plan restatement), and the maximum number of Shares that may be issued under the Plan after the 2013 Plan Effective Date as Incentive Stock Options is 5,568,545 Shares. The authorized Shares relate to Awards outstanding as of the 2013 Plan Effective Date and Awards granted on or after the 2013 Plan Effective Date.

(b) The maximum aggregate number of Shares with respect to which Options or SARs may be granted under the Plan to any individual participant during any calendar year shall be 500,000 Shares, subject to adjustment as described below. The maximum aggregate number of Shares with respect to which Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards and Performance Awards may be granted under the Plan to any individual participant during any calendar year shall be 500,000 Shares, subject to adjustment as described below. The foregoing individual Share limits shall apply without regard to whether such Awards are to be paid in Shares or cash. If Performance Awards are denominated in cash, the maximum aggregate cash award that may be granted under the Plan to any individual participant during any calendar year shall be $3,500,000.

(c) Shares to be issued under the Plan may be made available from authorized but unissued Stock, Stock held by the Company in its treasury, or Stock purchased by the Company on the open market or otherwise. During the term of the Plan, the Company will at all times reserve and keep available the number of shares of Stock that are sufficient to satisfy the requirements of the Plan.

(d) If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, or surrendered without having been exercised, and if and to the extent that any award of Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards, or Performance Awards are forfeited or terminated, or otherwise are not paid in full, the Shares reserved for such Awards shall again be available for purposes of the Plan. Shares surrendered in payment of the exercise price of an Option, and Shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If SARs are exercised, the full number of Shares subject to the SARs shall be considered issued under the Plan, without regard to the number of Shares issued upon settlement of the SARs and without regard to any cash settlement of the SARs. To the extent that other Awards are to be paid in cash, and not in Shares, such Awards shall not count against the Share limits in Section 4(a). This Section 4(d) shall apply only for purposes of determining the aggregate number of Shares that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of Shares with respect to which Awards may be granted to any individual Participant under the Plan. For the avoidance of doubt, if Shares are repurchased by the Company on the open market with the proceeds of the exercise price of Options, such Shares may not again be made available for issuance under the Plan.

(e) In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined for applicable financial accounting purposes, or otherwise affects the Stock, then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (i) the number and type of shares of Stock (or other securities or property) which thereafter may be made the subject of Awards, including the individual limits set forth in Section 4(b); provided, however, that with respect to such individual limits in Section 4(b), an adjustment will not be made unless such adjustment can be made in a manner that satisfies the requirement of Section 162(m) of the Code; (ii) the number and type of shares of Stock (or other securities or property) subject to outstanding Awards; (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, provided, however, that the number of Shares subject to any Award shall always be a whole number; and (iv) other value determinations applicable to outstanding Awards. The Committee’s adjustment shall be effective and binding for all purposes of this Plan; provided, that no adjustment shall be made which will cause an Incentive Stock Option to lose its status as such, and further provided that no such adjustment shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E). Furthermore, with regard to the Code Section 409A and 424 requirements for adjustments of Options and SARs, no adjustment as the result of a change in capitalization shall cause the exercise price to be less than the Fair Market Value of such Shares (as adjusted to reflect the change in capitalization) on the date of grant for purposes of Code Section 409A or 424, and any adjustment as the result of the substitution of a new stock right or the assumption of an outstanding stock right pursuant to a corporate transaction shall satisfy the conditions described in Treas. Reg. Section 1.409A-1(b)(5)(v)(D).

(f) In connection with the acquisition of any business by the Company or its Affiliates, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Substitute Awards under the Plan upon such terms and conditions as the Committee deems appropriate, which may include terms different from those described herein. Such Substitute Awards shall not reduce the Plan’s available Shares as described above in Section 4(a), consistent with applicable stock exchange requirements, and shall not be limited by the individual limits in Section 4(b).

5. ELIGIBILITY. All Eligible Individuals are eligible to participate in this Plan and receive Awards hereunder. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are eligible to receive Substitute Awards hereunder.

6. OPTIONS AND SARS. The Committee is hereby authorized to grant Options and SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines and sets forth in the Award Agreement:

(a) The exercise price per Share under an Option or SAR will be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option or SAR.

(b) The term of an Option or SAR shall not exceed ten years from the date of grant. The term of each Option and SAR will be fixed by the Committee and the effect thereon, if any, of the Separation from Service of the Participant will be determined by the Committee and set forth in the applicable Agreement. The Agreement will contain the terms of the Award, including, but not limited to: (i) the number of Shares that may be issued upon exercise of an Option or number of SARs subject to an Award; (ii) the exercise price of each Option or SAR; (iii) the term of the Option or SAR; (iv) such terms and conditions on the vesting and/or exercisability of an Option or SAR as may be determined by the Committee; (v) any restrictions on transfer of the Option or SAR and forfeiture provisions; and (vi) such further terms and conditions, in each case, not inconsistent with this Plan as may be determined from time to time by the Committee.

(c) Subject to the terms of the Plan and the related Agreement, any Option or SAR may be exercised at any time during the period commencing with either the date that Option or SAR is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the Option or SAR. Unless the Committee determines otherwise, if a vested Option or SAR would terminate at a time when trading in Stock is prohibited by law or by the Company’s insider trading policy, the vested Option or SAR may be exercised until the 30th day after expiration of such prohibition (but not beyond the end of the term of the Option or SAR). A Participant may exercise his Option or SAR for all or part of the number of Shares or rights which he is eligible to exercise under terms of the Option or SAR. The Participant may pay the exercise price for an Option in any of the following methods, as permitted by the Committee with respect to the Option: (i) in cash, (ii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iii) by “net exercise,” which is the surrender of Shares for which the Option is exercisable to the Company in exchange for a distribution of Shares equal to the amount by which the then Fair Market Value of the Shares subject to the exercised Option exceeds the applicable exercise price of the Option, or (iv) by such other method as the Committee may approve.

(d) The Award Agreement documenting an Option or SAR Award shall set forth the terms under which an Option or SAR Award may be exercised at or after Separation from Service.

(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. No Incentive Stock Option shall be granted to any Eligible Individual who is not an employee of the Company or a Subsidiary. Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as “incentive stock options” (and will be deemed to be Non-Qualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of Shares (determined as of the date of grant) with respect to such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000.00, taking Options into account in the order in which they were granted or (ii) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

7. RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS. The Committee is hereby authorized to grant Awards of Restricted Stock and/or Restricted Stock Units to Eligible Individuals.

(a) The Awards granted under this Section 7 are subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Such Awards will be evidenced by an Agreement containing the terms of the Awards, including, but not limited to: (i) the number of Shares of Restricted Stock or Restricted Stock Units subject to such Award; (ii) the purchase price, if any, of the Shares of Restricted Stock or Restricted Stock Units and the means of payment for the Shares of Restricted Stock or Restricted Stock Units; (iii) the performance criteria, if any, and level of achievement in relation to the criteria that shall determine the number of Shares of Restricted Stock or Restricted Stock Units granted, issued, retainable and/or vested; provided, however, that any such performance criteria shall be selected from the criteria set forth in Section 9(b) to the extent the Committee determines that the Award needs to comply with Section 162(m) of the Code; (iv) such terms and conditions of the grant, issuance, vesting and/or forfeiture of the Restricted Stock or Restricted Stock Units as may be determined from time to time by the Committee; (v) restrictions on transferability of the Restricted Stock or Restricted Stock Units; and (vi) such further terms and conditions, in each case, not inconsistent with this Plan as may be determined from time to time by the Committee.

(b) The Award Agreement documenting a Restricted Stock Award or Restricted Stock Unit Award shall set forth the terms under which Restricted Stock or Restricted Stock Units may vest or become payable at or after Separation from Service.

(c) Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate will be registered in the name of the Participant and bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

(d) Unless the Award Agreement provides otherwise, Restricted Stock and Restricted Stock Unit Awards shall (subject to satisfaction of any purchase price requirement) be transferred or paid to the Participant as soon as practicable following the Award date or the termination of the vesting or other restrictions set forth in the Plan or the Agreement and the satisfaction of any and all other conditions of the Award applicable to such Restricted Stock or Restricted Stock Unit Award (the “Restriction End Date”), but in no event later than two and one-half (2 1⁄2) months following the end of the calendar year that includes the later of the Award date or the Restriction End Date, as the case may be. Unless the Award Agreement provides otherwise, in the event a Participant terminates service with the Company due to a Disability, then the Participant’s vested Restricted Stock Units shall be paid to the Participant within thirty (30) days of the Participant’s qualification for long-term disability under the Company’s long-term disability plan or policy, or the Committee’s determination of Disability, as the case may be. Notwithstanding any of the foregoing, distributions of Stock under circumstances that constitute a “deferral of compensation” shall conform to the applicable requirements of Code Section 409A, including as set forth in Section 14(g) below.

8. STOCK AWARDS AND OTHER STOCK-BASED AWARDS.

(a) Stock Awards. The Committee is hereby authorized to grant Stock Awards to Eligible Individuals. Stock Awards may be issued by the Committee in addition to, or in tandem with, other Awards granted under this Plan, and may be issued in lieu of any cash compensation or fees for services to the Company as the Committee, in its discretion, determines or authorizes. Stock Awards shall be evidenced by an Agreement or in such other manner as the Committee may deem necessary or appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Stock Award, such certificate will be registered in the name of the Participant.

(b) Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends or dividend equivalents, as described in Section 10 below) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock (including, without limitation, securities convertible into Stock) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee will determine the terms and conditions of such Awards and set forth such terms and conditions in an Agreement related to such Award. Shares or other securities delivered pursuant to a purchase right granted under this Section 8(b) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, as the Committee determines, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(c) Unless the Award Agreement provides otherwise, Stock Awards and Other Stock-Based Awards shall be transferred or paid to the Participant as soon as practicable following the Award date and the satisfaction of any and all conditions of the Award Agreement, but in no event later than two and one-half (2 1⁄2) months following the end of the calendar year in which the Award vests, subject to the applicable requirements of Code Section 409A, including as set forth in Section 14(g) below.

9. PERFORMANCE AWARDS.

(a) The Committee is hereby authorized to grant Performance Awards to Eligible Individuals. Performance Awards may be Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards, or awards denominated in cash (including dividend equivalents). Unless otherwise determined by the Committee, such Awards will be evidenced by an Agreement containing the terms of such Awards, including, but not limited to, the performance criteria and such terms and conditions as may be determined from time to time by the Committee, in each case, not inconsistent with this Plan.

(b) For Performance Awards intended to be performance-based compensation under Code Section 162(m), the Performance Awards shall be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures established within 90 days after the beginning of the performance period (and before 25% of the performance period has been completed), as determined in writing by the Committee and subject to such modifications as specified by the Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation thereof or earnings targets that eliminate earnings from non-core sources, such as gains from pension assets and timberland sales); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt, net debt, debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification and other non-financial operating and management performance objectives. Notwithstanding the foregoing, for Performance Awards intended to be performance-based compensation under Code Section 162(m), the pre-established performance goals shall satisfy the requirements for performance-based compensation under Code Section 162(m), including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. Performance goals may be applied to either the Company as a whole or to a business unit or Subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.

(c) To the extent consistent with Code Section 162(m), the Committee may determine that certain adjustments apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any events that occur during a performance period, including: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year. For Awards intended to be performance-based compensation under Code Section 162(m), the adjustment methodology shall be set at the time the pre-established goals relating to the Awards are established.

(d) For Awards intended to be performance-based compensation under Code Section 162(m), performance goals relating to the performance measures set forth above shall be pre-established by the Committee, and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m) and regulations promulgated thereunder. In addition to establishing minimum performance goals below which no compensation shall be payable pursuant to a Performance Award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

(e) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may retain the discretion to reduce the amount of any Performance Award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. The Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Code Section 162(m).

(f) Performance Awards shall be transferred or paid to the Participant as determined by the Committee in the applicable Award Agreement, consistent with the requirements of Code Section 409A. The Committee may provide in the Award Agreement that Performance Awards may be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under Code Section 162(m).

10. DIVIDEND EQUIVALENTS. The Committee may grant dividend equivalents in connection with Awards (other than Options or SARs) under such terms and conditions as the Committee deems appropriate. Dividend equivalents with respect to Awards that are subject to performance conditions shall vest and be paid only if and to the extent the underlying Awards vest and are paid, as determined by the Committee. Dividend equivalents may be paid to Participants currently or may be deferred, consistent with Code Section 409A, as determined by the Committee. Dividend equivalents may be accrued as a cash obligation, or may be converted to Restricted Stock Units for the Participant, as determined by the Committee. Unless otherwise specified in the Award Agreement, deferred dividend equivalents will not accrue interest. Dividend equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Committee in the Award Agreement.

11. DURATION. No Award may be granted under the Plan after the tenth anniversary of the 2013 Plan Effective Date (May 9, 2013). Unless otherwise expressly provided in the Plan or in an applicable Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to administer the Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

12. CONSEQUENCES OF A CHANGE IN CONTROL

(a) In the event of a Change in Control, the Committee may, in its discretion, take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (i) the Committee may determine that outstanding Awards shall be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation); (ii) the Committee may determine that outstanding Options and SARs shall automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding Stock Awards and Restricted Stock shall immediately lapse; (iii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Awards of Restricted Stock Units, Other Stock-Based Awards, or Performance Awards, in such amount and form as may be determined by the Committee; (iv) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Options and SARs exceeds the exercise price, and (v) after giving Participants an opportunity to exercise all of their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Shares does not exceed the per share exercise price, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR.

(b) The Committee may determine in the Award Agreement the terms applicable in the event of a Change in Control. The Committee may provide in an Award Agreement that a sale or other transaction involving a Subsidiary or other business unit of the Company shall be considered a Change in Control for purposes of an Award, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

13. AMENDMENT, MODIFICATION AND TERMINATION.

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without: (i) shareholder approval if such approval is necessary to comply with any tax, legal or regulatory (including, for this purpose, the rules of any national securities exchange(s) on which the Stock is then listed) requirement for which or with which the Board deems it necessary or desirable to qualify or comply; or (ii) the consent of the affected Participant, if such action would adversely affect any material rights of such Participant under any outstanding Award. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary: (i) to conform the provisions of the Plan with Code Section 409A regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan; and (ii) to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder or beneficiary of an Award, subject to Section 13(f) below; provided, however, that no such action shall impair any material rights of a Participant or holder or beneficiary under any Award theretofore granted under the Plan. The Committee may, in its discretion, vest part or all of a Participant’s Award that would otherwise be forfeited, consistent with the requirements of Code Section 409A. Notwithstanding the foregoing, no waiver, amendment, alteration, suspension, discontinuation or termination of the Award by the Committee shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation, within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E). Furthermore, in no event may the Committee exchange Awards previously granted for Awards of a different type, and in the event of an exchange of Options or SARs permitted by Section 13(f), the maximum term of the Options or SARs (e.g. ten year term) may not be extended pursuant to the exchange.

(c) With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend, or otherwise modify, without Board or shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law; provided that such amendment or other modification shall not, without the approval of the shareholders of the Company, increase the total number of Shares reserved for purposes of the Plan, expand the class of Eligible Individuals who may receive Awards under the Plan, add a new type of Award to the Plan or make other changes that would require the approval of the shareholders of the Company under the rules of the national securities exchange(s) on which the Company’s Stock is then listed.

(d) The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, an event affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles), whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, subject, with respect to Awards intended to meet the requirements of Code Section 162(m), to compliance with the provisions of Section 162(m).

(e) In addition to the provisions of Section 13, in connection with an event described in Section 4(e) or such other events as determined by the Committee and set forth in an Award Agreement, the Committee may, in its discretion: (i) cancel any or all outstanding Awards under the Plan in consideration for payment to the holder of each such cancelled Award of an amount equal to the portion of the consideration that would have been payable to such holder pursuant to such transaction if such Award had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the exercise price, if any, that would have been payable therefore; or (ii) if the net amount referred to in clause (i) would be negative, cancel such Award for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash and/or securities or other property in the Committee’s discretion. Such payment shall be transferred or paid to the Participant as determined by the Committee, consistent with the requirements of Code Section 409A.

(f) Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

(g) The Plan must be reapproved by the shareholders of the Company no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan, if additional Awards (other than Options or SARs) are to be granted as performance-based compensation under Code Section 162(m) and if required by Section 162(m) or the regulations thereunder.

14. MISCELLANEOUS.

(a) Nothing in the Plan or in any Agreement confers upon any Eligible Individual who is a Participant the right to continue in the service or employment of the Company or any Affiliate or affects any right which the Company or any Affiliate may have to terminate or modify the employment or provision of service of the Participant with or without cause.

(b) The Company has the right to withhold from any payment of cash or Stock to a Participant or other person under the Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and federal, state, local income tax or such other applicable taxes (“Taxes”) with respect to the Award. The Company may require the payment of any Taxes before issuing any Stock pursuant to the Award. The Committee may, if it deems appropriate in the case of a Participant, withhold such Taxes through a reduction of the number of Shares delivered to such individual, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities, or allow the Participant to elect to cover all or any part of such required minimum applicable tax withholding, through a reduction of the number of Shares delivered to the Participant or a subsequent return to the Company of Shares held by the Participant, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws.

(c) Awards received by a Participant under this Plan are not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement, or unless the Committee so determines. No provision of the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, including incentive arrangements providing for the issuance of options and stock, and awards that do not qualify under Code Section 162(m), and such arrangements may be generally applicable or applicable only in specific cases.

(d) Except as the Committee may otherwise determine from time to time: (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; and provided, further, however, that in no event shall the Committee authorize any assignment, alienation, sale, or other transfer under this paragraph that would provide a Participant or beneficiary with the opportunity to receive consideration from a third party; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case maybe, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) This Plan is unfunded and the Company is not required to segregate any assets that may at any time be represented by Awards under this Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(f) Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the applicable Agreement. Except as may be required by law, neither the Company nor any member or former member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(k) hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, under this Plan.

(g) This Plan is intended to comply with the requirements of Code Section 409A, to the extent applicable. All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A. If an Award is subject to Section 409A of the Code, unless the Award Agreement specifically provides otherwise: (i) distributions shall only be made in a manner and upon an event permitted under Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (iii) payments to be made upon a Change of Control shall only be made upon a “change of control event” under Section 409A, (iv) each payment shall be treated as a separate payment for purposes of Section 409A, and (v) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A. Any Award granted under this Plan that is subject to Section 409A and that is to be distributed to a “specified employee” (as defined below) upon Separation from Service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s Separation from Service, if required by Section 409A. If a distribution is delayed pursuant to Section 409A, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) and the specified employee requirements of Section 409A.

(h) No certificate for Shares distributable pursuant to this Plan will be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of Section 409A, applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the national securities exchange(s) on which the Company’s Stock may, at such time, be listed.

(i) All Awards made under this Plan shall be subject to any applicable clawback or recoupment policies, insider trading policies, policies prohibiting pledging or hedging of Shares, and other policies that may be implemented by the Board from time to time.

(j) In the event that any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(k) No fractional Shares shall be issued or delivered pursuant to this Plan or any Agreement, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(l) To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

Pursuant to authority granted to William T. Yanavitch II, Senior Vice President of Human Resources and Administration, in resolutions of the Board of Directors dated February 26, 2015, the foregoing Amended and Restated Long-Term Incentive Plan is adopted by the Board on the 26th day of February, 2015, to be effective as of such date.

P. H. GLATFELTER COMPANY

By:	/s/ William T. Yanavitch II

Senior Vice President of Human Resources and Administration

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